As filed with the Securities and Exchange Commission on May ___, 2008

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3669	26-0292478
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

David Smith
8165 E. Indian Bend, Suite 101B	4439 Castle Court Place
Scottsdale, AZ 85250	Houston, Texas 77006
(480) 315-9534	(480) 315-9534
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_________________

WITH COPIES TO:

Jeffrey M. Quick, Esq.

Quick Law Group, PC

900 W. Pearl Street, Suite 300

Boulder, Colorado 80302

(720) 259-3393

Fax: (303) 845-7315

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ (do not check if a smaller reporting company) Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, $0.001 par value (2)	733,321	$0.1875	$137,478.92	$5.40
Common Stock, $0.001 par value (3)	415,454	$0.1875	$77,897.56	$3.06
Common Stock, $0.001 par value (4)	51,325	$0.1875	$9,623.52	$0.38
Total	1,200,000	N/A	$225,000	$8.84

———————

(1)

The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

(2)

Includes shares of our common stock which may be offered pursuant to this registration statement issuable upon conversion of $1,000,000 aggregate principal amount of 5% secured convertible notes due November 9, 2010.

(3)

Includes shares of our common stock which may be offered pursuant to this registration statement issuable upon conversion of $566,615 aggregate principal amount of 5% secured convertible notes due November 9, 2010.

(4)

Includes shares of our common stock which may be offered pursuant to this registration statement issuable upon conversion of $70,000 aggregate principal amount of 0% secured convertible notes due May 8, 2008.

This registration statement registers the resale of 1,200,000 shares of common stock issuable upon conversion of convertible notes held by our security holders. For purposes of estimating the number of shares of common stock to be included in this registration statement, we made a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the U.S. Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION

DATED MAY ____, 2008

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

1,200,000 shares of our common stock

This prospectus relates to the resale by the selling stockholders of up to 1,200,000 shares of our common stock, including:

•

733,221 shares of common stock issuable upon conversion of $1,000,000 aggregate principal amount of 5% secured convertible notes due November 9, 2010 held by certain selling stockholders based upon an assumed conversion price of $0.1875per share;

•

415,454 shares of common stock issuable upon conversion of $566,615 aggregate principal amount of 5% secured convertible promissory notes held by certain selling stockholders based upon a conversion price of $0.1875 per share; and

•

51,325 shares of common stock issuable upon conversion of $70,000 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 held by certain selling stockholders based upon a conversion price of $0.1875 per share.

The selling stockholders may sell common stock from time to time. Our common stock is currently not traded on any market or securities exchange. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will bear all costs associated with this registration.

The shares offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2008.

TABLE OF CONTENTS

Page

Risk Factors

3

Use Of Proceeds

7

Plan Of Distribution

9

Description Of Securities To Be Registered

10

Market For Common Equity And Related Stockholder Matters

12

Management’s Discussion And Analysis

13

Off-Balance Sheet Arrangements

15

Effect Of Inflation And Changes In Prices

15

Business

15

Description Of Property

19

Legal Proceedings

19

Management

20

Available Information

22

Index To Financial Stateenmts

F-1

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

We issue from time to time securities convertible or exercisable into common stock. We cannot predict the actual number of shares that we will be required to issue upon conversion because this number depends on variables that cannot be known precisely until the conversion date. The most significant of these variables is the closing price of our common stock on a certain day or during certain specified periods of time. Nevertheless, we can estimate the number of shares of common stock that may be issued using certain assumptions (including assuming a conversion date). These calculations are illustrative only and will change based, among other things, on changes in the market price of our common stock and the number of outstanding shares.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, the “Risk Factors” section on page 3, and the financial statements and the notes to the financial statements beginning on page F-1. You should also review the other available information referred to in the section entitled “Available Information” on page 22. In this prospectus, “Sentinel,” the “Company,” “we,” “us” and “our” refer to Sentinel Emergency Response Technology, Inc.

General Overview

We focus on developing wireless systems that improve emergency response capabilities for both the public and private sector. Our first product, the SafetyNet RadioBridge™, a portable device which allows most two-way radios to be interconnected regardless of the radio’s frequency, modulation or encryption scheme. Our products have law enforcement, military and commercial security applications and enable emergency responders to operate with increased effectiveness. We work with contract manufacturers and distributors to make and sell our products.

We were incorporated in June 2007, and obtained a nonexclusive worldwide license to use all intellectual property relating to the RadioBridge product and the Guardian system on October 24, 2007 from Aegis Assessments, Inc. as consideration for our assumption of some of Aegis’s debt, including the secured convertible promissory notes that are the subject of this prospectus.

Our principal offices are located at 8165 E. Indian Bend, Suite 101B, Scottsdale, AZ 85250, and our telephone number is (480) 315-9534. We are incorporated under the laws of the State of Nevada.

THE OFFERING

Common stock offered by selling stockholders

Up to (i) 733,321 shares of common stock issuable upon conversion of $1,000,000 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 based upon an assumed conversion price of $0.1875 per share; (ii) 106,240 shares of common stock issuable upon conversion of $566,615 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 based upon a conversion price of $0.1875 per share; and (iii) 13,125 shares of common stock issuable upon conversion of $70,000 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 based upon a conversion price of $0.1875 per share.

Common stock to be outstanding after the offering	Up to 5,200,000 shares assuming the conversion of all securities being registered.

Risk factors	See “Risk Factors” beginning on page 3 for a description of certain factors you should consider before making an investment in our common stock.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

The above information regarding common stock to be outstanding after the offering is based on four million shares of common stock outstanding as of May 5, 2008.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this report. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock. YOU SHOULD NOT BUY THESE SECURITIES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

Risks Related to Our Business

We have a limited operating history and there is no assurance that our company will achieve profitability.

We have had no significant operations or revenues with which to generate profits or greater liquidity. We have not yet generated a sufficient amount of operating revenue to sustain our projected operations. We have a very limited operating history on which investors can evaluate our potential for future success. Our ability to generate revenue is uncertain and we may never achieve profitability. Potential investors should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include:

•

lack of sufficient capital,

•

unproven business model,

•

marketing difficulties,

•

competition, and

•

uncertain market acceptance of our products and services.

As a result of our limited operating history, our plan for growth, and the competitive nature of the markets in which we may compete, our historical financial data are of limited value in anticipating future revenue, capital requirements, and operating expenses. Our planned capital requirements and expense levels will be based in part on our expectations concerning capital investments and future revenue, which are difficult to forecast accurately due to our current stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our product development, marketing and general administrative expenses may increase significantly if we begin to increase our sales and expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding and commensurate increase in revenue or additional sources of financing, our business, operating results, and financial condition may be materially and adversely affected.

We may need significant infusions of additional capital.

Based upon our current cash reserves and forecasted operations, we may need to obtain additional outside funding in the future in order to further satisfy our cash requirements. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. We cannot predict the timing or amount of our capital requirements at this time. If we fail to arrange for sufficient capital on a timely basis in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

We may face significant competition, including from companies with greater resources, which could adversely affect our revenues, results of operations and financial condition.

There are existing companies that offer or have the ability to develop products and services that will compete with those that we currently offer or may offer in the future. These include large, well-recognized companies that have substantial resources and established relationships in the markets in which we compete. Their greater financial, technical, marketing, and sales resources may permit them to react more quickly to emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competing products and services. Emerging companies also may develop and offer products and services that compete with those that we offer. Increased competitive pressure could lead to reduced market share, as well as lower prices and reduced margins for our products, which would adversely affect our results of operations and financial condition. We cannot assure you that we will be able to compete successfully in the future.

We depend materially upon acceptance of our products by specific agencies and markets and if these agencies and markets do not purchase or are not receptive to our products, our revenues will be adversely affected and we may not be able to expand into other markets.

Our business and results of operations will be materially and adversely affected if a substantial number of law enforcement, fire, rescue, other emergency response and public safety agencies, as well as commercial end users for homeland security and life safety applications, do not purchase our RadioBridge or Guardian products. In addition, we may not be able to expand sales of our products into other markets if our products are not widely accepted by these agencies or markets. This also would have an adverse affect on our business and results of operations.

Our growth prospects will be diminished if our RadioBridge and Guardian products are not widely accepted.

We have generated minimal revenue to date from the sale of our RadioBridge and Guardian products. Until recently, our funding came primarily from the sale of our equity and debt securities. However, we expect to generate revenues from the sale of our RadioBridge and Guardian products. We expect to depend on sales of these products, primarily the RadioBridge, for the foreseeable future. A decrease in the prices of or demand for these product lines, or their failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.

If we are unable to manage our projected growth, our growth prospects may be limited and our future profitability may be adversely affected.

We expect our business to grow in the near future. Rapid expansion may strain our current managerial, financial, operational, and other resources. If we are unable to manage our growth, our business, operating results, and financial condition could be adversely affected. We will need to continually improve our operations and our financial, accounting, and other internal control systems in order to manage our growth effectively. Any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

We may face personal injury and other liability claims that could harm our reputation and adversely affect our sales and financial condition.

Our products will be depended upon in emergency, rescue and public safety situations that may involve physical harm or even death to individuals, as well as potential loss or damage to real and personal property. Our products may be associated with these injuries or other losses. A person who sustains injuries, the survivors of a person killed, the owner of damaged or destroyed property in a situation involving the use of our products, or the owner of a facility at which such injury, death or loss occurred may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, such claims could have a material adverse effect on our operating results and financial condition. Significant litigation could also result in a diversion of management’s attention and resources, negative publicity and an award of monetary damages in excess of our insurance coverage.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement, fire, rescue, other emergency response and public safety agencies, as well as commercial end users for homeland security and life safety applications consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to or in place of other products, product reliability and budget constraints. The length of our sales cycle may range from a few weeks to as long as several years. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return. This could adversely affect our operating results and financial condition.

Many of our end-users are subject to budgetary and political constraints that may delay or prevent sales.

Many of our end-user customers currently are military, government agencies or entities or para-military or quasi-government entities or agencies. These entities and agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these entities and agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an entity or agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some orders also may be canceled or substantially delayed due to budgetary, political or other scheduling delays that frequently occur in connection with the acquisition of products by such entities or agencies.

Many of our end-users rely on state and federal grants to obtain the necessary funding to purchase our products, the delay or unavailability of which could adversely affect our sales and results of operations.

The Department of Homeland Security, or DHS, currently awards funding grants for the purchase of communications equipment that provides interoperability to first responders. These funds are granted through the State Homeland Security Grant Program, the Urban Area Security Initiative, and other grants administered by the Office of Domestic Preparedness, the Federal Emergency Management Agency, and the Transportation Security Administration. Other Federal agency programs include Department of Justice grants for counter-terrorism and general-purpose law enforcement activities through the Office of Community Oriented Policing Services, which distributes funding through a wide range of programs, both as grants and cooperative agreements. Additionally, many grants are administered directly through state agencies and administrative offices. Budgetary, political or other constraints or delays in providing, or the availability of funding through, these grant programs could preclude many of our end-users from being able to purchase our products, which would have an adverse impact on our revenues, results of operations and financial condition.

Our entire product platform is based on a license to use the intellectual property owned by Aegis Assessments, Inc.

All of the intellectual property we use in our business, including the patents, trademarks and know-how relating to the RadioBridge and Guardian products, are licensed to us by Aegis Assessments, Inc. The license is a non-exclusive worldwide license to use. Under the license agreement, Aegis agrees to maintain the patents and, if necessary, defend them against infringement. If Aegis fails to protect the intellectual property that is the subject of the license agreement, our business could be harmed. In addition, the license is nonexclusive. Although we have a right of first refusal should any third-party approach Aegis with a desire to license the intellectual property, we may be unable to meet or exceed the offer for such license received by Aegis. Finally, third parties may misappropriate or infringe the intellectual property that is licensed to us by Aegis. We do not have the time or resources to monitor such infringing actions, and therefore if Aegis does not appropriately defend the intellectual property, our business could suffer.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, delay in market acceptance and injury to our reputation, increased warranty costs, recalls and costs associated with such recall efforts. In addition, defects in our products could result in personal injuries or death, as well as significant property damage. Any of these events could have a material adverse affect on our revenues, results of operations and financial condition.

Component shortages could result in our inability to produce sufficient volume to adequately sustain customer demand. This could result in a loss of sales, delay in deliveries and injury to our reputation.

Components used in the manufacture of our products may become unavailable or may be discontinued. Delays caused by industry allocations, or obsolescence may take weeks or months to resolve. In some cases, parts obsolescence may require a product re-design to ensure quality replacement parts. These delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of our executive officers and other key personnel. The success of our business in the future will depend on our ability to attract, train, retain and motivate high quality personnel, especially highly qualified technical and managerial personnel. The loss of services of any executive officers or key personnel could have a material adverse effect on our business, revenues, results of operations or financial condition.

Competition for talented personnel is intense, and there is no assurance that we will be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future. Our senior management currently defers a large percentage of their annual salaries and there can be no assurance that they will continue to perform services for the company without receiving full compensation. In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate. Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Risks Related to Our Securities

We have a significant amount of secured indebtedness.

As consideration for the license agreement from Aegis Assessments, Inc. for the nonexclusive right to use the intellectual property relating to our RadioBridge and Guardian products, we agreed to assume $1,070,000 of debt in the form of secured convertible promissory notes. All of our material assets have been pledged as collateral for the notes. In addition to the security interest in our assets, the promissory notes carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•

we pay principal and other charges on the promissory notes;

•

we shall not repurchase or otherwise acquire more than 10,000 shares of our capital stock without the written consent of the noteholders;

•

we shall not take on additional debt greater than $100,000 without the prior written consent of the noteholders;

•

we shall not pay any dividends; and

•

we shall not sell a significant portion or all of our assets.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants could result in a default under the promissory notes, permitting the holders of the promissory notes to accelerate their maturity and to sell the assets securing them. Such actions by the holders of the promissory notes could cause us to cease operations or seek bankruptcy protection.

The offering price of the shares listed in this prospectus was determined based on several assumptions, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company, and may make our shares difficult to sell.

Because our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.1875 for the shares of common stock offered in this prospectus was arbitrarily determined, based on the current conversion ratio of the secured convertible promissory notes. The current conversion ratio is calculated based on a market value of the company determined in good faith by the board of directors. The offering price is not an indication of and is not based upon the actual value of our Company. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

Because our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.1875 for the shares of common stock offered in this prospectus was arbitrarily determined, based on the current conversion ratio of the secured convertible promissory notes. The current conversion ratio is calculated based on a market value of the company determined in good faith by the board of directors.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we expect to file to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. A market maker may not agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCBB, and even if an application is filed, it may not be approved.

In addition, our common stock may not trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is calculated or reserved as being currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of 306,865 shares of our common stock held by 7 shareholders of record of our common stock which may be issued upon conversion of certain secured convertible promissory notes held by the shareholders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 5, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Name of Selling Stockholder	Shares of Stock Owned (1)(2)	Shares of Common Stock Being Offered(1)(2)	Percentage of Shares Owned Before the Offering(2)	Percentage of Shares Owned After the Offering(3)
AJW Partners, LLC(4)	0	64,533	0%	1.24%
AJW Offshore, LLC(5)	0	260,000	0%	5.00%
AJW Qualified, LLC(6)	0	217,109	0%	4.18%
New Millennium Capital Partners, II, LLC(7)	0	7,170	0%	0.14%
Alpha Capital Aktiengesellschaft (8)	0	255,544	0%	4.91%
Harborview Master Fund LP (9)	0	140,597	0%	2.70%
DKR Soundshore Oasis Holding Fund Ltd. (10)		84,822	0%	1.63%

———————

(1)

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured promissory notes is subject to adjustment depending on, among other factors, the future market price of the common stock and our financial performance, and could be materially less or more than the number estimated in the table.

(2)

The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

(3)

Assumes all shares registered by this prospectus are issued to such stockholder and not sold.

(4)

Represents shares of Common Stock issuable upon conversion of (i) $59,453 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (ii) $29,098 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 held by the selling stockholder. The selling stockholder advised us that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky.

(5)

Represents shares of Common Stock issuable upon conversion of (i) $396,353 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (ii) $193,990 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 held by the selling stockholder. The selling stockholder advised us that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky.

(6)

Represents shares of Common Stock issuable upon conversion of (i) $200,017 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (ii) $97,896 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 held by the selling stockholder. The selling stockholder advised us that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky.

(7)

Represents shares of Common Stock issuable upon conversion of (i) $6,606 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (ii) $3,233 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 held by the selling stockholder. The selling stockholder advised us that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky.

(8)

Represents shares of Common Stock issuable upon conversion of (i) $179,357 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010, (ii) $134,103 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (iii) $37,192 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 held by the selling stockholder. The selling stockholder advised us that Mr. Konrad Ackermann, the manager of Alpha Capital Aktiengesellschaft, exercises voting and dispositive power over all of the shares beneficially owned. Mr. Ackermann disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(9)

Represents shares of Common Stock issuable upon conversion of(i) $98,680 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010, (ii) $73,782 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (iii) $20,463 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 held by the selling stockholder The selling stockholder advised us that Richard Rosenblum and David Stefansky, each a manager of Harborview Master Fund LP, exercise voting and investment control over the shares beneficially owned. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of these securities except to the extent of their beneficial interest therein.

(10)

Represents shares of Common Stock issuable upon conversion of (i) $59,534 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010, (ii) $44,513 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 and (iii) $12,345 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 held by the selling stockholder. The selling stockholder advised us that Mr. Seth Fischer, the managing partner of DKR Soundshore Oasis Holding Fund Ltd., exercises voting and dispositive power over all of the shares beneficially owned. Mr. Fischer disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

None of the selling shareholders:

(1)

has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)

has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares in privately negotiated transactions until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, stockholders may sell their shares in private transactions to other individuals.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•

ordinary brokers transactions, which may include long or short sales,

•

transactions involving cross or block trades on any securities or market where our common stock is trading,

•

through direct sales to purchasers or sales effected through agents,

•

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•

any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to approximate $25,000.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Securities

General

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of May 5, 2008, there were 4,000,000 shares of our common stock issued and outstanding held by 2 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

Promissory Notes

As consideration for the license agreement with Aegis Assessments, Inc. (see “Business—Intellectual Property”), we agreed to assume the following promissory notes of Aegis:

Noteholder	Portion of Promissory Note Principal and Interest Assumed by Licensee
Alpha Capital Aktiengesellschaft	$ 216,549
Harborview Master Fund LP	$ 119,143
DKR Soundshore Oasis Holding Fund Ltd.	$ 71,189
AJW Qualified	$ 200,017
AJW Offshore, LLC	$ 396,353
AJW Qualified Partners, LLC	$ 59,453
New Millennium Capital Partners II, LLC	$ 6,606
TOTAL	$1,070,000

Terms of Promissory Notes

We have issued three types of secured convertible promissory notes:

•

$1,000,000 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 (the “1M Notes”);

•

$70,000 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 (the “70K Notes”) of which $20,000 principal amount has already been repaid by the Company; and

•

$576,616 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010 (the “550K Notes”).

All of the notes were entered into by us on November 10, 2007, in connection with the license agreement with Aegis Assessments

Interest Rate. The 1M Notes and the 550K Notes bear interest at a rate of 5% per year.

Maturity Date. The 1M notes and the 550K Notes are due and payable on November 9, 2007. The 70K Notes are due and payable on May 8, 2008. If the Company receives proceeds of not less than $300,000 as a result of the issuance of securities prior to May 8, 2008, then the amounts outstanding under the 70K Notes are due and payable as of the date of the receipt of funds.

Late Payment Penalty. If we fail to pay any interest or principal when due, we must pay an interest rate of 15% per year until we pay the note. The amounts owed under the notes are secured by substantially all our assets, as described in the Security Agreement.

Collateral. The 1M Notes, the 550K Notes and the 70K Notes are each secured by substantially all our assets, as set forth on the Security Agreement by and among us and the holders of the notes.

Prepayment. The 1M Notes and the 550K Notes may be prepaid at the option of the Company (provided the Company is not in default under the notes). The 70K Notes may not be prepaid, except that if the Company receives any revenue, it must use that revenue to repay any of the 70K Notes outstanding.

Conversion. Upon effectiveness of a registration statement with respect to the shares of common stock underlying the notes, the holders of the notes may elect to convert all outstanding principal and interest due under the notes to shares of our common stock. All of the notes contain a restriction on conversion, such that the holder of the notes may only convert outstanding principal and interest due under the notes until such holder’s percentage ownership of the Company reaches 4.99%. In addition, holders of all the notes agreed to limit conversion of all of the convertible promissory notes held by such holder to no more than the greater of (a) $20,000 or (b) 7% of the aggregate principal amount of notes held by such holder per calendar month.

Conversion Price. The conversion price of the 1M Notes and the 550K Notes is determined by multiplying the fair market value of our common stock by 50%. If we are late filing the registration statement (see “Registration Rights” for more information), the percentage increases to as much as 60%. The conversion price of the 70K Notes is the market value of our common stock.

Change of Control. The holders of all the notes have the right to demand conversion of all of the amounts outstanding under their notes in the event of a change of control of the Company.

Purchase Rights. The holders of all the notes have the right to purchase their pro rata share of any convertible securities issued by the Company as long as any amounts are outstanding under the notes.

Restrictions. As long as the 1M Notes and the 550K Notes are outstanding, we agree not to pay dividends or repurchase our stock. As long as all the notes are outstanding, we agree not to borrow more than $100,000 per year, or sell a significant portion of our assets (and, in the case of the 70K Notes, sell specific items of inventory) without the consent of the holders of a majority of the outstanding principal under the notes.

Events of Default. The notes have several specific events of default, such as breaches of our representations and warranties, failure to file a registration statement within 120 days after November 9, 2007. On the occurrence of an event of default, the holders of the notes can demand full payment of the amounts owed under the notes plus a penalty. In the case of an event of default with respect to the 70K Notes, at the option of the holder we must deliver certain specific items of inventory to the holders.

Registration Rights. Under the terms of the 1M Notes and the 550K Notes, we agree to use our commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the notes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 2 holders of our common stock.

Rule 144 Shares

As of May 5, 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After six months from the date of this prospectus, assuming conversion of all of the shares registered hereby immediately following the date of this prospectus, the 1,200,000 shares issued to the investors will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 40,000 shares of our common stock as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

Under the terms of the 1M Notes and the 550K Notes, we agree to use our commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the notes.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Dividends

We have never paid a cash dividend on our common stock nor do we anticipate paying cash dividends on our common stock in the near future. It is our present policy not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. In addition, our secured convertible promissory notes prevent us from paying dividends. Any payment of cash dividends on our common stock in the future will be dependent on our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For a description of our significant accounting policies and an understanding of the significant factors that influenced our performance during the fiscal period ended December 31, 2007, this “Management’s Discussion and Analysis” should be read in conjunction with our financial statements and related notes beginning on page F-1.

Forward Looking Statements

This portion of this prospectus includes statements that constitute “forward-looking statements.” These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.

Forward-looking statements involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors and risks that could affect our results and achievements and cause them to materially differ from those contained in the forward-looking statements include, but are not limited to (i) market acceptance of our products; (ii) establishment and expansion of our direct and indirect distribution channels; (iii) attracting and retaining the endorsement of key opinion-leaders in the law enforcement, fire, rescue and other emergency response communities; (iv) the level of product technology and price competition for our products; (v) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (vi) potential delays in international and domestic orders; (vii) risks associated with rapid technological change and execution and implementation risks of new technology; (viii) new product introduction risks; (ix) ramping manufacturing production to meet demand; (x) future potential litigation resulting from alleged product related injuries; (xi) potential fluctuations in quarterly operating results; (xii) financial and budgetary constraints of prospects and customers; (xiii) fluctuations in component pricing; (xiv) adoption of new or changes in accounting policies and practices, including pronouncements promulgated by standard setting bodies; (xv) changes in legislation and governmental regulation; (xvi) publicity that may adversely impact our business and/or industry; and (xvii) the other risks and uncertainties set forth above under those identified in the section above titled “Risk Factors,” as well as other factors that we are currently unable to identify or quantify, but may exist in the future.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements.

Critical Accounting Policies

Our Management’s Discussion and Analysis section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities, which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. We have also identified the following policies as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout the Management's Discussion and Analysis where such policies affect our reported and expected financial results.

•

Revenue Recognition. Our revenue recognition policy will be significant because our revenue will be a key component of our results of operations. We will recognize revenues when evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and collectability is reasonably assured. Our products are delivered F.O.B. origin at the manufacturing facility and are shipped by a freight forwarder specified by our distributor at the distributor's expense.

•

Warranty Costs. We warrant our products from manufacturing defects for a period of one year from the date of shipment to the end-user (i.e., police department, fire department or other public safety agency or commercial customer). After the warranty period expires, we will repair our products on a time and materials basis. We track historical data related to returns and related warranty costs on a quarterly basis.

•

Concentration of Credit Risk. Our accounts receivable potentially subject us to concentrations of credit risk. We expect to make sales on credit and we generally will not require collateral. We will perform ongoing credit evaluations of our customers’ financial condition and maintain an allowance for estimated potential losses. Uncollectible accounts will be written off when deemed uncollectible, and accounts receivable will be presented net of an allowance for doubtful accounts.

Recent Events

Trends

Due to the lack of radio interoperability for first responders that was highlighted by the aftermath of Hurricanes Katrina and Rita, the lack of radio interoperability for first responders to emergency situations has received tremendous and continuing attention. The natural disasters in the mainland United States also included flooding in New England and wildfires in California, which further focused the national media, and the government, on the interoperability problem. Additionally, the report by the federal commission investigating the September 11th terrorist attacks found that rescuers were forced to make rapid-fire, life-and-death decisions based on incomplete communications, contributing to the World Trade Center death toll. To address this problem, the Department of Homeland Security (“DHS”) launched an office for interoperability and compatibility that coordinates communications interoperability, equipment and training compatibility between Federal, State, and local governments.

In October 2005, the United States Senate Commerce Committee and U.S. House of Representatives Commerce Committee readdressed legislation passed in 1996 that was designed to make analog television 700 MHz transmission channels available for public safety communications. The original intent of this legislation was to upgrade emergency radio frequencies available to first responders. The legislation will benefit first responders nationwide. Hurricane Katrina illustrated that regional emergency service personnel were still unable to communicate once they reached the affected areas of Louisiana and Mississippi due to damage to infrastructure, variations in radio equipment, and incompatible technologies. We believe that, with the increased focus by the government on solving the radio interoperability problem, there will be more funds directly available to first responders to purchase interoperable radio equipment, such as our RadioBridge.

In 2003, the DHS awarded $79 million for communication interoperability pilot projects in 17 communities. In order to reduce the time and effort spent by first responders and state and local governments, the DHS also announced that it had streamlined the grant process by eliminating multiple applications and consolidating various administrative procedures into a single process. This greatly reduces the time in which funding can be made available. In 2004, five distinct programs, the State Homeland Security Grant Program, the Law Enforcement Terrorism Prevention Grant Program, the Citizen Corps Grant Program, the Urban Areas Security Initiative, and the Mass Transit Security Program, were integrated into two consolidated grant programs. In 2005 The Homeland Security Grant Program expanded to six separate grant programs with one application necessary to reach all six grant programs. Through the implementation of this program in 2006, state and local emergency personnel have access to the State Homeland Security Program (SHSP), the Urban Areas Security Initiative (UASI), the Law Enforcement Terrorism Prevention Program (LETPP), the Citizen Corps Program (CCP), the Emergency Management Performance Grants (EMPG), and the Metropolitan Medical Response System (MMRS).

Future Outlook

Over the course of the next twelve months, we will focus our attention on marketing and mass-producing RadioBridge™ units. We anticipate increasing revenues over the next 12 months as our products are distributed to end-users. We expect to incur increased marketing costs, including costs associated with demonstrating our products to public safety agencies and government officials, major law enforcement officials, fire department officials, federal agencies, the United States Army, and potential commercial channel partners, including distributors, dealers and independent sales representatives.

We believe we have sufficient funds currently available to satisfy our cash requirements for the next six months. However, we will need additional capital to continue production of the next generation RadioBridge, support our distributor, and hire additional personnel for sales and marketing. There can be no assurance that we will raise sufficient funds to continue our business operations, although we believe there is a demonstrated need for our products and the expanding market for those products.

Results of Operations for the Period Ending December 31, 2007

We did not earn any revenues from our incorporation in June 2007 to December 31, 2007.

We incurred operating expenses in the amount of $143,356 for the period from our inception to December 31, 2007. These operating expenses were comprised of legal and accounting fees of $19,817, and operation and administration expenses of $123,539.

We have not attained profitable operations and are dependent upon obtaining financing to pursue further product development activities. For these reasons, there is substantial doubt that we will be able to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

EFFECT OF INFLATION AND CHANGES IN PRICES

We do not believe that inflation and changes in price will have a material effect on operations.

BUSINESS

Company Background.

We focus on developing wireless systems that improve emergency response capabilities for both the public and private sector. Our first product, the SafetyNet RadioBridge™, a portable device which allows most two-way radios to be interconnected regardless of the radio’s frequency, modulation or encryption scheme. Our products have law enforcement, military and commercial security applications and enable emergency responders to operate with increased effectiveness. We work with contract manufacturers and distributors to make and sell our products.

We were incorporated in June 2007, and obtained a nonexclusive worldwide license to use all intellectual property relating to the RadioBridge product and the Guardian system on October 24, 2007 from Aegis Assessments, Inc. as consideration for our assumption of some of Aegis’s debt, including the secured convertible promissory notes that are the subject of this prospectus.

Our Business.

The ability of first responders to access information and communicate as soon as they arrive at an emergency site is vital. Fires, earthquakes, major electrical power interruptions, floods and other natural and man-made disasters can disrupt emergency life safety and communications systems and interfere with the ability of first responders to protect lives and property. Unfortunately, when agencies from multiple jurisdictions need to coordinate emergency response, they may not be able to talk to each other via their radios because their radio equipment is incompatible.

Communications interoperability among first responders is a high priority for the Department of Homeland Security (“DHS”). With 18,000 state and local law enforcement agencies, 26,000 fire departments, 6,000 emergency medical responders and several thousand utility and infrastructure public agencies, the number of potential users of our products is immense. The RadioBridgeTM was referenced in the April 22, 2004 issue of the Congressional Quarterly as one of the new types of “patch devices” that are part of a major initiative by the DHS to provide immediate radio interoperability to first responders, which has become a national emergency preparedness priority. Our focus is now on productizing our wireless communications technologies and selling our products to both the government and private sectors. Our first product, the SafetyNet RadioBridge™, allows most two-way radios to be interconnected regardless of frequency, modulation or encryption scheme.

The SafetyNet RadioBridge™. The only product we are currently marketing and manufacturing is the SafetyNet RadioBridge, which provides radio interoperability for emergency responders. A major problem for first responders, particularly when multiple jurisdictions must work together, is the lack of interoperable radio equipment. Fire, police, emergency medical personnel or other responders often have handheld radios that cannot communicate with other agencies because each agency’s radios are set to operate on different frequencies or modulations. The SafetyNet RadioBridge allows two-way radios (HF and VHF/UHF) and various other communication devices, such as cellular telephones, to be interconnected regardless of frequency, modulation or encryption. The lightweight, portable device provides immediate on-site interoperability between multiple radio systems operating on different frequencies for first responders, commercial facilities and government agencies. The RadioBridge allows the incident commander to control communications at the scene by assigning up to 4 independent talk groups. An audio output allows incident communications to be recorded.

The Guardian™ System. The effectiveness of public safety agencies responding to an emergency at a high-rise building or other commercial facility is highly dependent upon the integration of public and private emergency systems. The SafetyNet Guardian™ System is a portable wireless tracking device that uses radio-frequency identification (RFID) technology to monitor the location and physical condition of emergency personnel at the scene of an emergency incident. RFID technology uses radio-transmitting interrogators to send out radio waves to preprogrammed receiver computer chips which respond to the radio query with another radio signal. If the frequency is not correct, the receiver or interrogator will not recognize it. The SafetyNet Guardian™ System includes helmet-mounted RFID tags that can be programmed to transmit personnel information including: name, rank, training, and other department-specific information. Features currently in development include bio-sensor monitors for heart rate, body temperature, and blood oxygen levels.

The Guardian™ System also uses wireless remote stations that are placed in high rise buildings or other large commercial infrastructure locations to provide facility managers and emergency responders with a reliable wireless emergency management and communications system. The remote stations can include broadband video, audio, two-way radio as well as chemical and air flow data from life safety devices that can be used to monitor, direct, communicate and share with public safety agencies

For high-rise stairwells, the Guardian™ System provides infrared as well as regular imaging so that first responders can determine where to concentrate rescue personnel. The system for a particular building can be programmed to include a building floor plan and utility schematics to coordinate gas and electricity shut offs and the approach to emergency events.

Markets

There are two types of systems being offered in the area or radio interoperability. The first is patchwork interoperability, where radios are connected through a system such as the RadioBridge™. This is generally the most cost effective and quickest way to achieve interoperability. The second is a standards-based shared system that encompasses different systems working on a shared infrastructure, with various agencies working on their own frequencies and being able to switch to a shared network. This larger system change would take years to implement, requires extensive programming, and is estimated to cost billions of dollars nationwide. The RadioBridgeTM is a practical solution to radio interoperability for the next seven to ten years because the alternate strategies for radio interoperability will require extensive infrastructure and still face budgetary, political and technical difficulties.

Recent Developments in Radio Interoperability. Major suppliers in the public safety radio market, such as Motorola, have proposed a solution to alleviate over-crowding on the radio spectrum by replacing the analog radio networks currently in use with more sophisticated digital “trunked” radio systems, which would require major infrastructure upgrades. Most of these trunked systems operate in the 800 MHz radio band, which is in the Ultra High Frequency band. Instead of the user clicking through channels until he finds an open channel, a trunked radio system is a computer-controlled network that searches for an available clear channel and routes the transmission to that channel. At the same time, it sends a “talk permission” signal back to the user’s radio (typically a light and a “beep”), indicating that a channel has been allocated. This process takes place so fast that it is appears almost instantaneous to the user. When the user pushes the transmit button, the radio beeps, and the user begins to talk. However, 800-MHz radio systems are subject to failure due to interference. Interference in the 800 MHz band is primarily caused by the mixture of incompatible “high-site” technology used by public safety, business, industrial, land transportation and conventional Specialized Mobile Radio (SMR) service with “low-site” cellular technology employed by Enhanced Specialized Mobile Radio (ESMR) services like Nextel Communications, Inc. (Nextel) and cellular telephone licensees.

The Federal Communications Commission (FCC) has addressed this problem by a plan to “reband” the spectrum. Band reconfiguration will alleviate this problem by spectrally separating these incompatible technologies. Known as the Consensus Plan, the rebanding strategy is supported by most public-safety organizations. It calls for Nextel to move from its interleaved 800 MHz spectrum to a continuous block within the band, and to exchange 700 MHz and 900 MHz frequencies for a block of 1.9 GHz spectrum. Nextel also has pledged to pay $850 million to absorb the costs of relocating and re-tuning other 800 MHz users to a contiguous block elsewhere in the band. Opponents of this plan argue that the three-and-a-half years needed to implement such a spectrum shuffle means the interference problems would continue. Nextel filed a letter with the FCC February 7, 2005 confirming that Nextel accepted all the terms and conditions of the solution. Various interested parties filed petitions for reconsideration and waiver requests with the FCC. The FCC issued a Memorandum Opinion and Order adopted October 3, 2005 and released October 5, 2005 which, among other things, reaffirmed the FCC’s authority to grant Nextel spectrum rights to ten megahertz of spectrum in the 1.9 GHz band; clarified the definitions of “unacceptable interference”; and further delineated the relocation rights of 800 MHz incumbent licensees.

Costs of Replacing Radios is Prohibitive. The FCC was not the only federal agency to address the issue of interoperable public safety communications. The Public Safety Wireless Network (PSWN) identified funding as the primary obstacle to radio interoperability and stated: “Funding for the development of new public safety radio systems or the replacement of existing systems is virtually unattainable.” A study by management consulting firm Booz-Allen & Hamilton on behalf of PSWN estimated that it will cost $18.3 Billion to replace the existing national emergency communications infrastructure, with 80% of those costs borne by local agencies ($15.4 Billion), compared with $1.2 billion for federal and $1.7 billion for state agencies.

Because replacing the entire radio infrastructure in the United States will be a costly and time-consuming undertaking, and considering the significant political, economic and technical obstacles to providing a true national emergency radio interoperable system, we believe that our RadioBridgeTM and related technologies are the only realistic way to provide first responders with interoperable radio communications for at least the next seven to ten years.

General Competitive Conditions in the Homeland Security Market

Obtaining market share increasingly depends upon agreements with complementary services and products and/or channel partners. As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition for government and private contracts are intense among a wide-ranging group of product and service providers, most of which are larger than us and possess significantly greater assets, personnel and financial resources. Many of our competitors also have established lobbyists, which provide them with an advantage in securing government contracts. We believe our technology is competitive and that we are in a position to compete effectively in the emerging market supplying public safety agencies with affordable mobile wireless communications systems.

In addition to us and Aegis Assessments, Inc., from whom we license all of the intellectual property used in the manufacture of the RadioBridge and Guardian systems, companies selling patchwork solutions include JPS Communications, a unit of Raytheon Corporation; Link Communications, with its Tactical Communication Bridge unit; and the Incident Commander Radio Interface supplied by Communications-Applied technology.

Sales and Marketing

To reach a scattered market, we intend to take a multi-channel approach to marketing, which will include relationships with value-added resellers, territorial distributors, dealers, and independent sales agents.

Sales and Marketing Activities to date:

We entered into a 5-year distribution agreement with Quala-Tel Enterprises, a leading worldwide distributor to the Fire and Emergency Services Sector headquartered in San Diego, California. We are currently in discussions with them to private label the RadioBridge under the name OnScene Link. Quala-Tel Enterprises was established in 1989 and is a full service distributor for 'Sigtronics' headsets and emergency vehicle intercoms. Quala-Tel also is the distributor for the intrinsically safe 'Rescom' product line for hardwired rescue communication systems for USAR, industrial maintenance and rescue, fire rescue and other adverse environments, and HALO intrinsically safe radio communication headset systems for adverse environments.

We are also in discussions with three of the largest worldwide catalog distributors of Emergency Response products as well as a large fire equipment manufacturer and distributor who has recently been awarded a large distribution contract with Homeland Security.

Manufacturing of the RadioBridge™ is done at CirTran Corporation’s manufacturing facilities in West Valley, Utah, in the greater Salt Lake City area. CirTran is a full-service electronics contract manufacturer and has an ISO (International Organization for Standardization) 9001:2000 certificate. Improvements to the RadioBridge product that we licensed from Aegis have been made and are in production at Cirtran.

The design for the next-generation RadioBridge is underway and we are striving to move it into production in this fiscal year.

We have also been engaged in establishing our commercial viability via other means, including:

•

Selling RadioBridges™ via internally generated leads. This has allowed us to gauge the difficulty of the sales process and confirm the market’s acceptance of the $12,500 price point.

•

Demonstrating the RadioBridge™ at trade shows for the fire services, police services, hazardous materials and associated emergency services industries.

Quala-tel has dedicated a sales group to offer the SafetyNet™ RadioBridge™ to government agencies and other end-users seeking an affordable solution to the current communication problem faced by public safety agencies caused by not having radio interoperability at the scene of an emergency. Quala-tel has also begun a national sales campaign and has already begun marketing the SafetyNet™ RadioBridge™ through its regional sales representatives across the country.

In support of Quala-tel’s sales and marketing plan, we have conducted training seminars on the use, operation and technical details of the RadioBridge for Quala-tel sales staff at their offices in San Diego, California. We have also begun working closely with specific field sales staff in California and Texas to combine our efforts and contacts with potential customers.

Intellectual Property

License Agreement with Aegis Assessments, Inc. On October 24, 2007, we entered into a non-exclusive license agreement with Aegis Assessments, Inc. The license agreement gave us a non-exclusive, worldwide, fully paid-up, perpetual, transferable, royalty-free, sublicensable (with certain restrictions) license to (i) use all the intellectual property rights relating to the RadioBridge and Guardian systems, including technical drawings, schematics, software codes, patents and patent applications, nondisclosure agreements with third parties, trademarks and trademark applications and copyrights, as well as certain RadioBridge work-in-progress units; (ii) make the RadioBridge and Guardian products, and (iii) make derivative works of the RadioBridge and Guardian products.

If Aegis receives an offer or otherwise seeks to license the intellectual property relating to the RadioBridge or Guardian systems, we have a right of first refusal to purchase the intellectual property on the same terms as proposed in the offer or sale.

In the agreement, we agreed to allow Aegis to continue to compete with us for a period of two years from the effective date of the license agreement. In consideration for this competition, Aegis will make quarterly payments to us of 25% of Aegis’ net revenues resulting from the sales of the RadioBridge and Guardian products by Aegis (up to a maximum of $1,070,000).

As consideration for the grant of the license, we agreed to assume portions of some secured convertible promissory notes of Aegis pursuant to an Assignment, Assumption and Consent agreement by and among us, Aegis and the holders of the promissory notes. See “Business—Promissory Notes.”

Research and Development

We are focusing on marketing and sale of the RadioBridge and do not anticipate spending any additional research and development funds on our Guardian products.

Government Regulation

We do not use toxic substances in our production activities and do not contemplate incurring costs relating to federal, state and local environmental compliance laws. We believe that probable government regulations relating to the homeland security industry, such as the SAFETY Act (which proposes to encourage the development and rapid deployment of anti-terrorism technologies by providing sellers of qualified technologies with limited product liability), will, in sum, be more beneficial to our business operations than detrimental.

Employees

We currently have two full-time employees.

DESCRIPTION OF PROPERTY

As of the dates specified in the following table, we held the following property in the following amounts:

Physical Property

Our property includes office furniture and equipment, computer equipment, electronic and wireless components of our products, and product prototypes. W do not presently own or lease any interests in real estate.

Facilities. Our executive, administrative and operating offices are located at 8165 E. Indian Bend, Suite 101B, Scottsdale, AZ 85250. We do not presently own any interests in real estate.

Intellectual Property

All of the patents, trademarks and other know-how relating to our products and our business are licensed from Aegis Assessments, Inc. See “Business-Intellectual Property.”

LEGAL PROCEEDINGS

There are no material legal proceedings currently pending or threatened against the company.

MANAGEMENT

Our directors will serve until the next annual meeting of stockholders. Our officers and key employees and consultants are appointed by our Board of Directors and serve at its discretion.

Current Directors and Executive Officers

Our board of directors currently consists of two members. There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the directors have been selected as directors, other than as described below. There are no “family relationships” among the directors, as that term is defined by the Securities and Exchange Commission. Set forth below is our current Board of Directors, including each member’s age and position with the Company.

Name	Age	Position
David Smith	55	Chief Financial Officer and Director
Douglas Kane	43	Chief Executive Officer, President and Director

DAVID A. SMITH. Mr. Smith is the company’s Chief Financial Officer and a member of the Board of Directors. Prior to joining Sentinel in 2007, Mr. Smith held a position as Chief Financial Officer of Aegis Assessments, Inc. since 2003. He is a 1975 graduate of Baylor University and has been a CPA for over 25 years. His experience includes working for the ''big five'' public accounting firm KPMG Peat Marwick in Houston, Texas. He was a founder and president of Smith, Goddard & Co., a public accounting firm which provided business planning and management consulting services to developmental stage information technology firms, including Telescan, a leader in the online financial services industry. In 1998, Mr. Smith sold his interest in Smith, Goddard & Co., and formed Office Network, Inc. (ONI), a firm specializing in the design, development and distribution of electronic commerce software. ONI produced The Electronic System for Purchasing (ESP), an e-commerce system, and SuperServer, a data warehouse solution. Charged with ONI's business development, Mr. Smith created and implemented a system for distributing ESP and SuperServer to Steelcase office furniture dealers and their Fortune 500 customers.

DOUGLAS KANE. Mr. Kane is the company’s Chief Executive Officer, President and a member of the Board of Directors. Mr. Kane was Executive Vice President of Aegis Assessments, Inc. from May 2006 until he joined Sentinel. Prior to joining Aegis, Mr. Kane was the CEO of InfoGlyph USA, Inc., an automated identification and data collection provider. Prior to InfoGlyph, Mr. Kane was instrumental in driving Aspect Development, Inc. from a start-up to one of the country's top 10 software companies; as reported in Forbes magazine in 1998. Before joining Aspect, Mr. Kane was a sales executive at ViewLogic Systems, Inc., an automated electrical design company. Previously, Mr. Kane was a Field Sales engineer for Intel and before entering the technology arena, played professional baseball in the Class A California League. He earned a Bachelor of Science degree in electrical and computer engineering from the University of Illinois and a Master's of Business Administration from Northern Illinois University.

Audit Committee Financial Expert

The Board of Directors has not appointed an Audit Committee. The functions that would be performed by an Audit Committee are performed by the Board of Directors. The Board of Directors does not have an “audit committee financial expert.”

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until the end of our fiscal year on December 31, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas Kane
CEO, President, Director	2007	120,000		$ 20,000	(1)					$ 140,000
David Smith
Chief Financial Officer, Director	2007	102,000		$ 20,000	(2)					$ 122,000

———————

(1)

Consists of grant of 2,000,000 shares of common stock to Mr. Kane on September 1, 2007.

(2)

Consists of grant of 2,000,000 shares of common stock to Mr. Smith on July 1, 2007.

Director Compensation

Neither Mr. Kane nor Mr. Smith receives additional compensation for their services on our board of directors.

Compensation Committee Interlocks and Insider Participation.

None.

Employment Agreements

We do not have employment agreements with any of our officers or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

The following table provides the names and addresses of our directors and officers and each person known to us to own more than 5% of our outstanding common stock as of April 15, 2008. Except as otherwise indicated, all shares are owned directly. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to the securities and includes the shares issuable pursuant to our secured convertible promissory notes that are convertible within 60 days of April 15, 2008.

Security ownership of management.

Name	Shares Beneficially Owned	Percentage of Shares Outstanding (1)

Douglas Kane	2,000,000	38.46%
David A. Smith	2,000,000	38.46%
All executive officers and directors as a group (2 persons).	4,000,000	76.92%

———————

(1)

Based on 5,200,000 shares outstanding, which includes 4,000,000 shares issued and outstanding as of April 15, 2008 as well as 1,200,000 shares that may be issued within 60 days upon conversion of our outstanding secured convertible promissory notes.

Transactions with Related Persons, Promoters and Certain Control Persons

There were no transactions that, outside of fees paid for hours worked, occurred between our officers or directors and the company. We currently have no policies or procedures for the review, approval or ratification of related-party transactions.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Quick Law Group PC, 900 W. Pearl St., Suite 300, Boulder, Colorado 80302.

EXPERTS

The balance sheet and financial statements of the Company as of and for the period ended December 31, 2007 in this prospectus have been audited by Stark Winter Schenkein & Co., LLP, independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEENMTS

CONTENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Changes in Stockholders’ Deficit	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F7-F-12

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Sentinel Emergency Response Technology, Inc.

We have audited the accompanying balance sheet of Sentinel Emergency Response Technology, Inc. as of December 31, 2007, and the related statements of operations, changes in stockholders' (deficit), and cash flows for the period from June 4, 2007 (inception) to December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Emergency Response Technology, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period from June 4, 2007 (inception) to December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 8, the Company incurred a net loss of $153,471 during the period from June 4 2007 (inception) to December 31, 2007.  This, among others factors, as discussed in Note 8 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 8.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
April 4, 2008

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
CURRENT ASSETS
Cash	$291,461
Inventory	21,200
Prepaid expenses	5,000
Total current assets	317,661

Acquired technology	1,048,800

$1,366,461

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$19,442
Accrued expenses	41,862
Advances from shareholders	8,000
Notes payable	60,628
Total current liabilities	129,932

CONVERTIBLE DEBENTURES	1,350,000

STOCKHOLDERS' (DEFICIT)
Common stock, $.001 par value; 250,000,000 shares authorized; 4,000,000 shares issued and outstanding	4,000
Additional paid-in capital	36,000
(Deficit) accumulated during the development stage	(153,471)
Total stockholders' (deficit)	(113,471)

$1,366,461

The accompanying notes are an integral part of the financial statements.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JUNE 4, 2007 (INCEPTION) TO DECEMBER 31, 2007

For The Period From June 4, 2007 (Inception) To December 31, 2007
Revenue	$—

Operating expense
General and administrative expenses	143,356
Total Operating expenses	143,356

Interest expense	10,115

Net (loss)	$(153,471)

Basic and diluted net (loss) per common share	$(8.05)

Weighted average common shares outstanding - basic and diluted	19,057

The accompanying notes are an integral part of the financial statements.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)

FOR THE PERIOD FROM JUNE 4, 2007 (INCEPTION) TO DECEMBER 31, 2007

			Additional Paid-In Capital	(Deficit) Accumulated During the Development Stage	Total

	Common Stock
	Shares	Amount
Balance at June 4, 2007, inception	—	$—	$—	$—	$—

Issuance of founders' shares for services at fair value of $.001 per share in December, 2007	4,000,000	4,000	36,000	—	40,000

Net (loss)	—	—	—	(153,471)	(153,471)

Balance at December 31, 2007	4,000,000	$4,000	$36,000	$(153,471)	$(113,471)

The accompanying notes are an integral part of the financial statements.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 4, 2007 (INCEPTION) TO DECEMBER 31, 2007

For The Period From June 4,2007 (Inception) To December 31, 2007

Cash flows from operating activities
Net (loss)	$(153,471)
Adjustments to reconcile net (loss) to net cash (used) in operating activities:
Shares issued for services	40,000
(Increase) decrease in assets
Prepaid expense	(5,000)
Increase (decrease) in liabilities
Accounts payable	19,442
Accrued expenses	41,862
Net cash (used in) operating activities	(57,167)

Cash flows from investing activities
Net cash provided by investing activities	—

Cash flows from financing activities
Advance from shareholder	8,000
(Payments) on notes payable	(9,372)
Proceeds from convertible debentures	350,000
Net cash provided by financing activities	348,628

Net increase in cash	291,461

Cash at beginning of period	—

Cash at end of period	$291,461

Supplementary disclosure of cash flow information:
Cash paid for interest	$375
Cash paid for income taxes	$—

Supplementary disclosure of significant non-cash investing and financing activities:
Issuance of stock to founders for services	$40,000
Purchase of technology with convertible debentures	$1,070,000

The accompanying notes are an integral part of the financial statements.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

1.

Organization and Summary of Significant Accounting Policies

Sentinel Emergency Response Technology, Inc. (“the Company”) was incorporated under the laws of the State of Nevada on June 4, 2007. As of December 31, 2007 the Company completed development of its core product, a specialized emergency response and communication systems for law enforcement agencies at all levels, the U.S. Department of Defense, and select commercial firms. The Company refers to this product as the “Sentinel Radio Bridge, or “RadioBridge,” system. The Company is now engaged in producing the systems and establishing sales distribution channels.

Development Stage Enterprise

The Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises” and has not yet commenced planned principal operations, and as such has limited operating history with no revenues. Principal activities have included raising capital, research and development, acquisition of technology, developing markets and commencing production.

Cash and cash equivalents

The Company considers all highly liquid cash investments with original maturities of 90 days or less to be cash equivalents. The Company periodically maintains cash balances in excess of FDIC insurable limits.

Inventory

Inventory is stated at lower of cost or market and consists of purchased finished units and deposits made with an outsourced manufacturer.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Management bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Significant estimates are used in several areas including those related to the capitalization of development costs of the Company’s software, the valuation of the recoverability of those costs, and the fair value of stock-based compensation. Actual results in these particular areas could differ from those estimates.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

1.

Organization and Summary of Significant Accounting Policies (Continued)

Net Loss Per Share

The Company calculates net income (loss) per share as required by SFAS 128, “Earnings per Share.” Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares and dilutive common stock equivalents outstanding During periods when the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be antidilutive. As of December 31, 2007 the Company had no outstanding stock options or warrants that can be converted into shares of stock.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123R (revised 2004) “Share-Based Payment”. This statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based transactions. The Statement replaces SFAS 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No.25 “Accounting for Stock Issued to Employees”. The provisions of this Statement were effective for the Company beginning with the period from Inception to December 31, 2007.

Research and Development and Software Development

Research and development costs are charged to expense as incurred. No such costs were incurred during the period ending December 31, 2007.

The costs incurred for the development of computer software that will be sold, leased, or otherwise marketed will be capitalized when technological feasibility has been established. These capitalized costs will be subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that will be capitalized include direct labor and related overhead. Purchased software costs will be capitalized in accordance with Statement of Position (SOP) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate in accordance with SOP 98-1. Amortization of capitalized software development costs will begin when the product is available for general release. No computer software costs are currently capitalized.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts payable, accrued expenses,and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Segment Information

The Company follows SFAS 131, “Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

1.

Organization and Summary of Significant Accounting Policies (Continued)

Amortization of Deferred Compensation

The Company issued stock for services as a means of financing development stage activities. Although the period of service for shares issued during the period ended December 31, 2007 extends beyond the fiscal year end, the actual period of service is ultimately in doubt. For this reason the Company expenses such services when the shares are issued. The total amount expensed in the period ended December 31, 2007 was $40,000.

Recent Pronouncements

On February 15, 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting procedures. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement is expected to expand the use of fair value measurements, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 will be effective for the Company’s 2009 fiscal year and will be required to be adopted by the Company effective July 1, 2008. Management at this time has not evaluated the impact, if any, of adopting SFAS No. 159 on its financial statements.

In December 2007 the FASB issued SFAS No. 141R (revised 2007), “Business Combinations” (SFAS 141R). This statement replaces SFAS 141, “Business Combinations.” The statement provides guidance for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. The statement determines what information to disclose to enable users to be able to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R are effective as of January 1, 2009 and do not allow early adoption. Management is currently evaluating the impact of adopting this statement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS 160), which becomes effective on January 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. Management is currently evaluating the impact of adopting this statement.

There were various other accounting standards and interpretations issued during 2007 and 2006, none of which are expected to a have a material impact on the Company's consolidated financial position, operations or cash flows.

2.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business, have no established source of revenue and have limited sources of equity capital. Net loss for the period from inception to

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

2.

Basis of presentation (Continued)

December 31, 2007 was ($153,471). These matters raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability andclassification of recorded assets amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern

3.

Technology and Inventory Acquisition

On November 9, 2007 the Company acquired the technology rights to RadioBridge™, a radio interoperability system, from Aegis Assessments, Inc. (“Aegis”). Working with some of the largest emergency response agencies in the country, Aegis developed RadioBridge™ over a four-year period ending in 2006. In addition to RadioBridge™, the Company also acquired eight units of completed product inventory and technology rights to other products still in development for total consideration of $1,070,000 (see Note 4). The eight units of inventory were assigned a total cost of $21,200, or $2,650 per unit. This was Aegis’ cost to produce the units, and the cost the Company believes it will bear to produce such units in the future.

4.

Notes Payable

Transaction with Aegis

The technology and completed inventory units acquired by the Company from Aegis were financed via the assumption of notes originally payable by Aegis in the amount of $1,070,000, pursuant to an “Assignment, Assumption and Consent Agreement” dated November 9, 2007. These notes, which were in default at the time the Company assumed them, were replaced with new notes on November 9, 2007. As discussed below, all the notes are convertible to shares of the Company’s common stock. The variable conversion provision is predicated on the average of the lowest three trading prices during the twenty trading days immediately preceding the conversion, multiplied by the applicable percentage, ranging from 50% to 60%, depending on the effective date of a proposed registration statement.The notes are summarized as follows:

Group A. Comprised of three notes totaling $337,571, these notes mature in two years (November 9, 2009), bear interest at the rate of 5%, and may be converted into the Company’s stock if and when the Company’s stock is registered for sale to the public. Amounts convertible are subject to certain monthly limits.

Group B. Comprised of four notes totaling $662,429, these notes mature in three years (November 9, 2010), bear interest at the rate of 5%, and may be converted into the Company’s stock if and when the Company’s stock is registered for sale to the public. Amounts convertible are subject to certain monthly limits.

Group C. Comprised of three notes totaling $70,000, these notes mature in three years (November 9, 2010), these notes bear interest at the rate of 5%, and are payable from any gross proceeds from selling the eight completed inventory units acquired from Aegis. A total of $9,372 was paid on the notes on December 31, 2007 from other funds. If not paid off in six months, the notes may be converted into the Company’s stock, at the option of the holders, if the Company’s stock is registered for sale to the public.

Total interest accrued on all the notes described above amounted to $7,622 at December 31, 2007.

Other Notes Payable

On November 9, 2007 the Company also secured additional funds for working capital as evidenced by three new promissory notes totaling $650,000. The notes mature in three years, bear interest at the rate of 5%, and may be converted into the Company’s stock if and when the Company’s stock is registered for sale to the public. Amounts convertible are subject to certain monthly limits. The first payment of $350,000 was received on November 14, 2007. The second payment of $300,000 will be advanced upon the Company’s filing a statement to register its stock for sale to the public. Interest accrued on these notes at December 31, 2007 is $2,493.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

5.

Related Party Transactions

At December 31, 2007 the Company owed a total of $17,122 to two employees for expenses paid on behalf of the Company. The employees are both officers and directors of the Company.

At December 31, 2007 the Company received an Advance from Shareholder in the amount of $8,000. This amount bears no interest and is due upon demand.

6.

Stockholders’ (Deficit)

On June 4, 2007, the date the Company was incorporated, 100 shares of its $.001 par value common stock were issued to the initial founding shareholder. On December 31, 2007 and additional 1,999,900 shares were issued to this shareholder, along with 2,000,000 shares issued to the Company’s second founder. Both shareholders are officers and directors of the Company and received the shares for services performed for the Company.

7.

Lease Agreements

The Company subleases office space in Scottsdale, Arizona from an unrelated individual. The arrangement is informal, unwritten, and calls for monthly rent of $1,000. This amount includes furnishings and use telephone service.

8.

Commitments and Contingencies

Financial Results, Liquidity and Management's Plan

The Company has incurred net losses since its inception in June 2007 and has no established sources of revenue. The net losses were $153,471 for the period from June 4, 2007 (inception) to December 31, 2007. Despite its negative cash flows from operations of $78,367 for the period from June 4, 2007 (inception) to December 31, 2007, the Company has been able to obtain additional operating capital through private funding sources. Management's plans include the continued development of the Company's products and a client awareness program that it believes will enhance its ability to generate revenues from the sale of the Company's products. The Company has relied upon equity funding and loans from shareholders since inception.

During the period ended December 31, 2007, the Company financed its operations through private equity funding and loans from officers. The Company may offer shares of its common stock during the year ended December 31, 2008. No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company's securities and borrowing, or that the sale of the Company’s products will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

9.

Income Taxes

The Company accounts for income taxes under SFAS 109 which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE PERIOD JUNE 4, 2007 (INCEPTION)

THROUGH DECEMBER 31, 2007

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at federal statutory rate	34%
Effect of operating loss	(34%)
—

As of December 31, 2007, the Company has a net operating loss carryforward of approximately $148,500. This loss carryforward will be available to offset future taxable income. If not used, this carryforward will expire through 2027. The deferred tax asset of approximately $50,500 relating to the operating loss carryforward has been fully reserved as of December 31, 2007. The increase the valuation allowance related to the deferred tax asset was approximately $50,500 during 2007. The principal difference between the accumulated deficit for income tax purposes and for financial reporting purposes is related to non-deductible meals and entertainment expense.

PART II

Information Not Required In The Prospectus

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation (which is not the case with our articles of incorporation). Excepted from that immunity are:

(1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent allowed by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)

such indemnification is expressly required to be made by law;

(2)

the proceeding was authorized by our Board of Directors;

(3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$8.84
Transfer Agent Fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$20,000
Edgar filing fees	$8,000

Total	$20,008.84

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

On November 10, 2007, we issued $566,615 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010.

Regulation D and Rule 504 Compliance

All sales of securities pursuant to Regulation D were part of the same offering. No sales of securities were made more than six months before the start of the Regulation D offerings or made more than six months after completion of the Regulation D offerings.

We did not, nor did any person acting on our behalf, offer or sell the securities by any form of general solicitation or general advertising.

Pursuant to the limitations on resale contained in Regulation D, we exercised reasonable care to assure that purchasers were not underwriters within the meaning of section 2(11) of the Act by inquiring of each and every purchaser the following: (1) that each purchaser was purchasing the securities for the purchaser's own account for investment purposes and not with a view towards distribution, and (2) that each purchaser had no arrangement or intention to sell the securities. Further, written disclosure was provided to each purchaser prior to the sale that the securities have not been registered under the Act and, therefore, cannot be resold unless the securities are registered under the Act or unless an exemption from registration is available.

All securities sold pursuant to Regulation D contained a restrictive legend on the share certificate stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities.

Exhibits

Exhibit
Number	Description

3.1*	Articles of Incorporation
3.2*	By-Laws
5.1*	Legal opinion of Quick Law Group PC
10.1*	Nonexclusive License Agreement, dated October 24, 2007, by and between the Registrant and Aegis Assessments, Inc.
10.2*

Security Agreement, dated October 24, 2007, by and among the Registrant and Alpha Capital Aktiengesellschaft, Harborview Master Fund LP, a Delaware limited partnership, DKR Soundshore Oasis Holding Fund Ltd, AJW Qualified Partners, LLC, AJW Offshore, LLC, AJW Partners, LLC, and New Millennium Capital Partners II, LLC, and their respective endorsees, transferees and assigns.

10.3*

Assignment, Assumption and Consent Agreement, dated October 24, 2007, by and among the Registrant, Aegis Assessments, Inc., Alpha Capital Aktiengesellschaft, Harborview Master Fund LP, a Delaware limited partnership, DKR Soundshore Oasis Holding Fund Ltd, AJW Qualified Partners, LLC, AJW Offshore, LLC, AJW Partners, LLC, and New Millennium Capital Partners II, LLC.

10.4*	Form of $1,000,000 aggregate principal amount of 5% secured convertible promissory note due November 10, 2010
10.5*	Form of $70,000 aggregate principal amount of 0% secured convertible promissory note due May 8, 2008
10.6*	Form of $566,615 aggregate principal amount of 5% secured convertible promissory note due November 10, 2010
23.1*	Consent of independent registered public accounting firm.
* Filed herewith

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on May ___, 2008.

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.
By:	/s/ DOUGLAS A. KANE
Dr. Douglas A. Kane
Chief Executive Officer, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ DOUGLAS A. KANE	Chief Executive Officer, President	May ____ 2008
Douglas A. Kane	and Director

/s/ DAVID SMITH	Chief Financial Officer	May ____ 2008
David Smith	and Director

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